Exhibit 99.1

PRESS RELEASE
_________________________________________________________________________________

richard leland
VP, FINANCE AND TREASURER
rleland@masonite.com
813.739.1808

farand pawlak, CPA
DIRECTOR, INVESTOR RELATIONS
fpawlak@masonite.com
813.371.5839

Masonite International Corporation Reports 2021 Third Quarter Financial Results and Updates Annual Outlook

(Tampa, FL, November 8, 2021) - Masonite International Corporation ("Masonite" or "the Company") (NYSE: DOOR) today announced results for the three and nine months ended October 3, 2021.

Executive Summary - 3Q21 versus 3Q20
•Net sales increased 11% to $652 million versus $588 million.
•Net income attributable to Masonite increased to $38 million from a $22 million loss.
•Diluted earnings per share increased to $1.54 from a loss of $0.89 per share and adjusted earnings per share* decreased to $1.99 from $2.16 on a fully diluted basis.
•Adjusted EBITDA* decreased to $105 million from $109 million.
•Repurchased 369,148 shares of Masonite stock in the third quarter for approximately $41 million.

“We delivered another quarter of year-on-year Net Sales growth as a result of favorable pricing actions across all three of our reporting segments and base volume growth in our residential businesses,” said Howard Heckes, President and CEO. “Inflationary pressures continued to weigh on our results as expected, as did labor availability and absenteeism in the quarter. I am extremely pleased with the organization’s ability to navigate these challenges while making continued progress on our long-term growth initiatives.”

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.
masonite.com

Third Quarter 2021 Discussion
Net sales were $652 million in the third quarter of 2021, an 11% increase from $588 million in the comparable period of 2020. The increase in net sales was the result of an 8% increase in average unit price (AUP), a 2% increase in base volume and a 2% increase due to favorable foreign exchange, partially offset by a 1% decrease from the impact of a divestiture.
•North American Residential net sales were $489 million, a 16% increase compared to the third quarter of 2020, driven by a 9% increase in AUP, a 4% increase in base volume, a 2% increase due to favorable foreign exchange and a 1% increase in the sale of components and other products.
•Europe net sales were $84 million, a 14% increase compared to the third quarter of 2020, driven by an 11% increase in AUP, a 7% increase due to favorable foreign exchange, a 3% increase in base volume and a 1% increase in the sale of components and other products, partially offset by an 8% decrease from the impact of a divestiture.
•Architectural net sales were $75 million, a 13% decrease compared to the third quarter of 2020, driven by a 15% decrease in base volume and a 3% decrease in the sale of components and other products, partially offset by a 4% increase in AUP and a 1% increase due to favorable foreign exchange.
Total company gross profit was $154 million in the third quarter of 2021, a decrease of 4% compared to $160 million in the third quarter of 2020. Gross profit margin decreased 370 basis points to 23.6%, due to the impact of higher inflation and tariffs on raw materials, rising logistics costs, and higher manufacturing wages and benefits, partially offset by higher AUP.
Selling, general and administration (SG&A) expenses were $77 million in the third quarter of 2021, a decrease of 35% compared to $118 million in the third quarter of 2020. The decrease in SG&A was primarily due to the absence of charges related to the settlement of U.S. class action litigation in the prior year period and lower incentive compensation, partially offset by higher personnel costs, which includes resources to support growth. SG&A as a percentage of net sales was 11.7%, a 200 basis point decrease compared to the third quarter of 2020, excluding the charges related to the settlement in that period.
Net income attributable to Masonite was $38 million in the third quarter of 2021 compared to a loss of $22 million in the third quarter of 2020. Adjusted EBITDA* of $105 million in the third quarter of 2021 decreased 4% from $109 million, which excludes the settlement litigation charge, in the third quarter of 2020.
Diluted earnings per share were $1.54 in the third quarter of 2021 compared to $0.89 of loss in the comparable 2020 period. Diluted adjusted earnings per share* were $1.99 in the third quarter of 2021 compared to $2.16 in the comparable 2020 period. Diluted adjusted earnings per share* excludes $11 million in charges related to the loss on extinguishment of debt and actions taken as part of our previously announced restructuring plans incurred in the third quarter of 2021 and $76 million in charges related to goodwill impairment in the Architectural segment, the settlement of U.S. class action litigation and restructuring incurred in the third quarter of 2020.
Masonite repurchased 369,148 shares of stock in the third quarter of 2021 for $41 million, at an average price of $111.37.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Year to Date 2021 Discussion
Net sales were $1,961 million in the first nine months of 2021, a 20% increase from $1,639 million in the comparable period of 2020. The increase in net sales was a result of a 10% increase in AUP, a 7% increase in base volume, a 3% increase due to favorable foreign exchange and a 1% increase in the sale of components and other products, partially offset by a less than 1% decrease from the impact of a divestiture.
•North American Residential net sales were $1,458 million, a 23% increase compared to the first nine months of 2020, driven by an 11% increase in AUP, a 9% increase in base volume, a 2% increase due to favorable foreign exchange and a 1% increase in the sale of components and other products.
•Europe net sales were $261 million, a 49% increase compared to the first nine months of 2020, driven by a 27% increase in base volume, a 12% increase due to favorable foreign exchange, an 11% increase in AUP and a 3% increase in the sale of components and other products, partially offset by a 4% decrease from the impact of a divestiture.
•Architectural net sales were $226 million, a 14% decrease compared to the first nine months of 2020, driven by a 17% decrease in base volume and a 2% decrease in the sale of components and other products, partially offset by a 4% increase in AUP and a 1% increase due to favorable foreign exchange.
Total company gross profit was $477 million in the first nine months of 2021, an increase of 11% compared to $431 million in the first nine months of 2020. Gross profit margin decreased 200 basis points to 24.3%, due to the impact of higher inflation and tariffs on raw materials, rising logistics costs, higher manufacturing wages and benefits and increased investment in the business, partially offset by higher AUP.
Selling, general and administration (SG&A) expenses were $243 million in the first nine months of 2021, a decrease of 11% compared to $272 million in the first nine months of 2020. The decrease in SG&A was primarily due to the absence of charges related to the settlement of U.S. class action litigation in the period year period and lower incentive compensation, partially offset by higher personnel costs, which includes resources to support growth. SG&A as a percentage of net sales was 12.4%, a 190 basis point decrease compared to the first nine months of 2020, excluding the charges related to the settlement in that period.
Net income attributable to Masonite was $120 million in the first nine months of 2021, an increase of 184% compared to $42 million in the first nine months of 2020. Adjusted EBITDA* of $317 million in the first nine months of 2021 increased 12% from $282 million, which excludes the settlement litigation charge in the first nine months of 2020.
Diluted earnings per share were $4.84 in the first nine months of 2021 compared to $1.69 in the comparable 2020 period. Diluted adjusted earnings per share* were $6.16 in the first nine months of 2021 compared to $4.89 in the comparable 2020 period. Diluted adjusted earnings per share* excludes $32 million in charges related to actions taken as part of our previously announced restructuring plans, the loss on extinguishment of debt, the loss on the disposal of our Czech business and the UK tax rate change incurred in the first nine months of 2021 and $80 million in charges related to goodwill impairment in the Architectural segment, the settlement of U.S. class action litigation, the loss on disposal of our India subsidiary and restructuring incurred in the first nine months of 2020.
Masonite repurchased 737,843 shares of stock in the first nine months of 2021 for $83 million, at an average price of $112.67.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Updated 2021 Outlook
The Company now expects full-year 2021 Net Sales growth in the range of 15 to 17 percent, reflecting the negative impact that labor and logistics constraints are having on both our operations and end markets. Current foreign exchange tailwinds are expected to continue through the fourth quarter.
The Company now expects 2021 Adjusted EBITDA* in the range of $415 million to $425 million and diluted adjusted earnings per share* of $7.95 to $8.25.
“While our team has worked extremely hard to deliver continued growth in the face of a difficult operating environment, we expect the fourth quarter will continue to be affected by a tight labor market and logistics challenges and have updated our outlook to reflect their impact,” Mr. Heckes concluded.
A quantitative reconciliation of Adjusted EBITDA* and diluted adjusted earnings per share* to the corresponding GAAP information is not provided for the 2021 outlook because it is difficult to predict the GAAP measures that are excluded from Adjusted EBITDA* such as restructuring costs, asset impairments, share based compensation expense and gains/losses on sales of subsidiaries and PP&E.
Masonite Earnings Conference Call
The Company will hold a live conference call and webcast on November 9, 2021. The live audio webcast will begin at 9:00 a.m. EST and can be accessed, together with the presentation, on the Masonite website www.masonite.com. The webcast can be directly accessed at: Q3'21 Earnings Webcast.
Telephone access to the live call will be available at 877-407-8289 (in the U.S.) or by dialing 201-689-8341 (outside the U.S.).
A telephone replay will be available approximately one hour following completion of the call through November 23, 2021. To access the replay, please dial 877-660-6853 (in the U.S.) or 201-612-7415 (outside U.S.). Enter Conference ID #13720924.
About Masonite
Masonite International Corporation is a leading global designer, manufacturer, marketer and distributor of interior and exterior doors for the new construction and repair, renovation and remodeling sectors of the residential and non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves more than 7,600 customers in 60 countries. Additional information about Masonite can be found at www.masonite.com.
Forward-looking Statements
This press release contains forward-looking information and other forward-looking statements within the meaning of applicable Canadian and/or U.S. securities laws, including our discussion of our 2021 outlook, the housing and other markets and future demand, the effects of our strategic and restructuring initiatives, new products, labor availability and supply chain and logistics constraints, impact of the COVID-19 pandemic, and the impact from foreign exchange on net sales. When used in this press release, such forward-looking statements may be identified by the use of such words as “may,” “might,” “could,” “will,” “would,” “should,” “expect,” “believes,” “outlook,” “predict,” “forecast,” “objective,” “remain,” “anticipate,” “estimate,” “potential,” “continue,” “plan,” “project,” “targeting,” or the negative of these terms or other similar terminology.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Masonite, or industry results, to be materially different from any future plans, goals, targets, objectives, results, performance or achievements expressed or implied by such forward-looking statements. As a result, such forward-looking statements should not be read as guarantees of future performance or results, should not be unduly relied upon, and will not necessarily be accurate indications of whether or not such results will be achieved. Factors that could cause actual results to differ materially from the results discussed in the forward-looking statements include, but are not limited to, downward trends in our end markets and in economic conditions; reduced levels of residential new construction; residential repair, renovation and remodeling; and non-residential building construction activity due to increases in mortgage rates, changes in mortgage interest deductions and related tax changes and reduced availability of financing; competition; the continued success of, and our ability to maintain relationships with, certain key customers in light of customer concentration and consolidation; our ability to accurately anticipate demand for our products including seasonality; scale and scope of the coronavirus ("COVID-19") pandemic and its impact on our operations, customer demand and supply chain, including any adverse effects of the U.S. government's COVID-19 vaccine mandate; increases in prices of raw materials and fuel; tariffs and evolving trade policy and friction between the United States and other countries, including China, and the impact of anti-dumping and countervailing duties; increases in labor costs, the availability of labor, or labor relations (i.e., disruptions, strikes or work stoppages); our ability to manage our operations including potential disruptions, manufacturing realignments (including related restructuring charges) and customer credit risk; product liability claims and product recalls; our ability to generate sufficient cash flows to fund our capital expenditure requirements, to meet our pension obligations and to meet our debt service obligations, including our obligations under our senior notes and our asset-based revolving credit facility (ABL Facility); limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes and our ABL Facility; fluctuating foreign exchange and interest rates; our ability to replace expiring patents and to innovate, keep pace with technological developments and successfully integrate acquisitions; the continuous operation of our information technology and enterprise resource planning systems and management of potential cyber security threats and attacks; political, economic and other risks that arise from operating a multinational business; uncertainty relating to the United Kingdom's exit from the European Union; retention of key management personnel; and environmental and other government regulations, including the United States Foreign Corrupt Practices Act ("FCPA"), and any changes in such regulations. For a more detailed discussion of these factors, see the information under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward Looking Statements” in our most recent annual report on Form 10-K filed with the SEC on February 25, 2021, in each case as updated by our subsequent filings with the SEC.
Non-GAAP Financial Measures and Related Information
Our management reviews net sales and Adjusted EBITDA (as defined below) to evaluate segment performance and allocate resources. Net assets are not allocated to the reportable segments. Adjusted EBITDA is a non-GAAP financial measure which does not have a standardized meaning under GAAP and is unlikely to be comparable to similar measures used by other companies. Adjusted EBITDA should not be considered as an alternative to either net income or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA is defined as net income attributable to Masonite adjusted to exclude the following items: depreciation; amortization; share based compensation expense; loss (gain) on disposal of property, plant and equipment; registration and listing fees; restructuring costs; asset impairment; loss (gain) on disposal of subsidiaries; interest expense (income), net; loss on extinguishment of debt; other expense (income), net; income tax expense (benefit); other items; loss (income) from discontinued operations, net of tax; and net income (loss) attributable to non-controlling interest. This definition of Adjusted EBITDA differs from the definitions of EBITDA contained in the indentures governing the 2026, 2028, and 2030 Notes and the credit agreement governing the ABL Facility. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. Adjusted EBITDA is used to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation. Intersegment sales are recorded using market prices. We believe that Adjusted EBITDA, from an operations standpoint, provides an appropriate way to measure and assess segment performance. Our management team has established the practice of reviewing the performance of each segment based on the measures of net sales and Adjusted EBITDA. We believe that Adjusted EBITDA is useful to users of the consolidated financial statements because it provides the same information that we use internally to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation.
The tables below set forth a reconciliation of net income (loss) attributable to Masonite to Adjusted EBITDA for the periods indicated.
Adjusted EBITDA margin is defined as Adjusted EBITDA divided by Net Sales. Management believes this measure provides supplemental information on how successfully we operate our business.
Adjusted EPS is diluted earnings per common share attributable to Masonite (EPS) less restructuring costs, asset impairment charges, loss (gain) on disposal of subsidiaries, loss on extinguishment of debt and other items, if any, that do not relate to Masonite’s underlying business performance (each net of related tax expense (benefit)). Management uses this measure to evaluate the overall performance of the Company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.
Certain amounts in the Condensed Consolidated Financial Statements and associated tables may not foot due to rounding. All percentages have been calculated using unrounded amounts.

MASONITE INTERNATIONAL CORPORATION
SALES RECONCILIATION AND ADJUSTED EBITDA BY REPORTABLE SEGMENT
(In millions of U.S. dollars)
(Unaudited)

	North American Residential	Europe	Architectural	Corporate and Other	Total	% Change
Third quarter 2020 net sales	$420.5	$74.3	$86.7	$6.1	$587.7
Acquisitions, net of divestitures	—	(5.8)	—	—	(5.8)	(1.0)%
Base volume	18.5	1.9	(12.8)	2.8	10.4	1.8%
Average unit price	39.9	8.1	3.4	(4.7)	46.7	7.9%
Other	3.1	0.9	(2.5)	(0.2)	1.3	0.2%
Foreign exchange	6.5	5.0	0.5	—	11.9	2.0%
Third quarter 2021 net sales	$488.5	$84.4	$75.3	$4.0	$652.2
Year over year growth, net sales	16.2%	13.6%	(13.1)%	(34.4)%	11.0%

Third quarter 2020 Adjusted EBITDA	$97.5	$15.0	$11.1	$(14.6)	$109.0
Third quarter 2021 Adjusted EBITDA	91.5	16.7	1.0	(4.4)	104.8
Year over year growth, Adjusted EBITDA	(6.2)%	11.3%	(91.0)%	(69.9)%	(3.9)%

	North American Residential	Europe	Architectural	Corporate and Other	Total	% Change
Year to date 2020 net sales	$1,185.6	$174.9	$263.6	$14.5	$1,638.5
Acquisitions, net of divestitures	—	(6.1)	—	—	(6.1)	(0.4)%
Base volume	106.7	46.8	(45.9)	—	107.6	6.6%
Average unit price	132.4	19.3	10.8	(4.7)	157.8	9.6%
Other	11.5	4.6	(4.3)	5.9	17.7	1.1%
Foreign exchange	22.2	21.2	1.9	0.1	45.5	2.8%
Year to date 2021 net sales	$1,458.4	$260.7	$226.1	$15.8	$1,961.0
Year over year growth, net sales	23.0%	49.1%	(14.2)%	9.0%	19.7%

Year to date 2020 Adjusted EBITDA	$260.3	$23.8	$33.2	$(34.9)	$282.4
Year to date 2021 Adjusted EBITDA	286.0	50.0	3.5	(22.2)	317.4
Year over year growth, Adjusted EBITDA	9.9%	110.1%	(89.5)%	(36.4)%	12.4%

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 3, 2021	September 27, 2020	October 3, 2021	September 27, 2020
Net sales	$652,208	$587,652	$1,960,955	$1,638,538
Cost of goods sold	498,103	427,331	1,483,870	1,207,582
Gross profit	154,105	160,321	477,085	430,956
Gross profit as a % of net sales	23.6%	27.3%	24.3%	26.3%

Selling, general and administration expenses	76,632	118,354	242,774	272,077
Selling, general and administration expenses as a % of net sales	11.7%	20.1%	12.4%	16.6%

Restructuring costs	1,311	1,895	5,146	4,984
Asset impairment	—	51,515	10,374	51,515
Loss on disposal of subsidiaries	—	—	8,590	2,091
Operating income (loss)	76,162	(11,443)	210,201	100,289
Interest expense, net	11,349	11,805	35,213	34,911
Loss on extinguishment of debt	13,583	—	13,583	—
Other (income) expense, net	(1,471)	(1,953)	(4,400)	(3,350)
Income (loss) before income tax expense	52,701	(21,295)	165,805	68,728
Income tax expense (benefit)	13,854	(804)	42,713	23,522
Net income (loss)	38,847	(20,491)	123,092	45,206
Less: net income attributable to non-controlling interests	1,156	1,275	3,374	3,090
Net income (loss) attributable to Masonite	$37,691	$(21,766)	$119,718	$42,116

Basic earnings (loss) per common share attributable to Masonite	$1.57	$(0.89)	$4.92	$1.71
Diluted earnings (loss) per common share attributable to Masonite	$1.54	$(0.89)	$4.84	$1.69

Shares used in computing basic earnings per share	24,068,744	24,495,760	24,329,647	24,607,926
Shares used in computing diluted earnings per share	24,426,393	24,495,760	24,719,618	24,940,265

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

ASSETS	October 3, 2021	January 3, 2021
Current assets:
Cash and cash equivalents	$393,730	$364,674
Restricted cash	10,246	10,560
Accounts receivable, net	352,167	290,508
Inventories, net	309,832	260,962
Prepaid expenses and other assets	41,186	42,538
Income taxes receivable	3,737	1,124
Total current assets	1,110,898	970,366
Property, plant and equipment, net	601,415	625,126
Operating lease right-of-use assets	183,284	146,806
Investment in equity investees	12,540	14,636
Goodwill	136,958	138,692
Intangible assets, net	154,816	169,392
Deferred income taxes	21,287	25,331
Other assets	48,802	47,411
Total assets	$2,270,000	$2,137,760

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$117,748	$97,211
Accrued expenses	221,932	277,716
Income taxes payable	12,912	11,086
Total current liabilities	352,592	386,013
Long-term debt	865,399	792,242
Long-term operating lease liabilities	171,940	136,235
Deferred income taxes	80,195	73,073
Other liabilities	59,393	55,080
Total liabilities	1,529,519	1,442,643
Commitments and Contingencies
Equity:
Share capital: unlimited shares authorized, no par value, 23,896,040 and 24,422,934 shares issued and outstanding as of October 3, 2021, and January 3, 2021, respectively	549,468	552,969
Additional paid-in capital	218,127	223,666
Accumulated earnings	73,905	20,385
Accumulated other comprehensive loss	(112,259)	(112,063)
Total equity attributable to Masonite	729,241	684,957
Equity attributable to non-controlling interests	11,240	10,160
Total equity	740,481	695,117
Total liabilities and equity	$2,270,000	$2,137,760

`MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands)	October 3, 2021	September 27, 2020	October 3, 2021	September 27, 2020
Net income (loss) attributable to Masonite	$37,691	$(21,766)	$119,718	$42,116

Add: Adjustments to net income (loss) attributable to Masonite:
Restructuring costs	1,311	1,895	5,146	4,984
Asset impairment	—	51,515	10,374	51,515
Loss on disposal of subsidiaries	—	—	8,590	2,091
Loss on extinguishment of debt	13,583	—	13,583	—
Income tax expense as a result of UK tax rate change	—	—	2,430	—
Other items (1)	—	37,750	—	37,750
Income tax impact of adjustments	(3,942)	(15,634)	(7,663)	(16,440)
Adjusted net income attributable to Masonite	$48,643	$53,760	$152,178	$122,016

Diluted earnings (loss) per common share attributable to Masonite ("EPS")	$1.54	$(0.89)	$4.84	$1.69
Diluted adjusted earnings per common share attributable to Masonite ("Adjusted EPS")	$1.99	$2.16	$6.16	$4.89

Shares used in computing EPS	24,426,393	24,495,760	24,719,618	24,940,265
Shares used in computing Adjusted EPS	24,426,393	24,883,547	24,719,618	24,940,265
____________
(1) Other items not part of our underlying business performance include $37,750 in legal reserves related to the settlement of U.S. class action litigation in the three months ended September 27, 2020, and were recorded in selling, general and administration expenses within the condensed consolidated statements of comprehensive income (loss).

The weighted average number of shares outstanding utilized for the diluted EPS and diluted Adjusted EPS calculation contemplates the exercise of all currently outstanding SARs and the conversion of all RSUs. The dilutive effect of such equity awards is calculated based on the weighted average share price for each fiscal period using the treasury stock method. For all periods presented, common shares issuable for stock instruments which would have had an anti-dilutive impact under the treasury stock method have been excluded from the computation of diluted earnings per share.

	Three Months Ended October 3, 2021
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$79,262	$10,989	$(4,428)	$(48,132)	$37,691
Plus:
Depreciation	9,364	2,371	2,665	2,965	17,365
Amortization	372	3,561	993	497	5,423
Share based compensation expense	—	—	—	2,336	2,336
Loss (gain) on disposal of property, plant and equipment	1,738	(82)	496	12	2,164
Restructuring costs	(36)	—	1,314	33	1,311
Interest expense, net	—	—	—	11,349	11,349
Loss on extinguishment of debt	—	—	—	13,583	13,583
Other (income) expense, net	—	(159)	—	(1,312)	(1,471)
Income tax expense	—	—	—	13,854	13,854
Net income attributable to non-controlling interest	782	—	—	374	1,156
Adjusted EBITDA	$91,482	$16,680	$1,040	$(4,441)	$104,761

	Three Months Ended September 27, 2020
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$85,889	$9,655	$(45,074)	$(72,236)	$(21,766)
Plus:
Depreciation	8,868	2,437	3,088	3,488	17,881
Amortization	508	3,354	1,268	389	5,519
Share based compensation expense	—	—	—	6,299	6,299
Loss (gain) on disposal of property, plant and equipment	(391)	(317)	247	45	(416)
Restructuring costs	1,746	—	82	67	1,895
Asset impairment	—	—	51,515	—	51,515
Interest expense, net	—	—	—	11,805	11,805
Other (income) expense, net	—	(108)	—	(1,845)	(1,953)
Income tax benefit	—	—	—	(804)	(804)
Other items (1)	—	—	—	37,750	37,750
Net income attributable to non-controlling interest	872	—	—	403	1,275
Adjusted EBITDA	$97,492	$15,021	$11,126	$(14,639)	$109,000
____________
(1) Other items not part of our underlying business performance include $37,750 in legal reserves related to the settlement of U.S. class action litigation in the three months ended September 27, 2020, and were recorded in selling, general and administration expenses within the condensed consolidated statements of comprehensive income (loss).

	Nine Months Ended October 3, 2021
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$252,471	$23,851	$(22,867)	$(133,737)	$119,718
Plus:
Depreciation	28,035	7,462	7,936	9,443	52,876
Amortization	1,284	10,704	3,282	1,479	16,749
Share based compensation expense	—	—	—	11,460	11,460
Loss (gain) on disposal of property, plant and equipment	1,862	(70)	645	(483)	1,954
Restructuring costs	(45)	—	4,868	323	5,146
Asset impairment	—	—	9,645	729	10,374
Loss on disposal of subsidiaries	—	8,590	—	—	8,590
Interest expense, net	—	—	—	35,213	35,213
Loss on extinguishment of debt	—	—	—	13,583	13,583
Other (income) expense, net	—	(518)	5	(3,887)	(4,400)
Income tax expense	—	—	—	42,713	42,713
Net income attributable to non-controlling interest	2,402	—	—	972	3,374
Adjusted EBITDA	$286,009	$50,019	$3,514	$(22,192)	$317,350

	Nine Months Ended September 27, 2020
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$224,541	$6,762	$(35,511)	$(153,676)	$42,116
Plus:
Depreciation	26,961	7,261	8,687	7,833	50,742
Amortization	1,615	10,186	4,940	1,159	17,900
Share based compensation expense	—	—	—	13,509	13,509
Loss (gain) on disposal of property, plant and equipment	1,319	(307)	2,547	70	3,629
Restructuring costs	3,509	(37)	1,030	482	4,984
Asset impairment	—	—	51,515	—	51,515
Loss on disposal of subsidiaries	—	—	—	2,091	2,091
Interest expense, net	—	—	—	34,911	34,911
Other (income) expense, net	—	(83)	—	(3,267)	(3,350)
Income tax expense	—	—	—	23,522	23,522
Other items (1)	—	—	—	37,750	37,750
Net income attributable to non-controlling interest	2,374	—	—	716	3,090
Adjusted EBITDA	$260,319	$23,782	$33,208	$(34,900)	$282,409
____________
(1) Other items not part of our underlying business performance include $37,750 in legal reserves related to the settlement of U.S. class action litigation in the nine months ended September 27, 2020, and were recorded in selling, general and administration expenses within the condensed consolidated statements of comprehensive income (loss).